EXHIBIT 3.2

            CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK OF MERA PHARMACEUTICALS, INC. AND THE EXPRESS TERMS THEREOF

           DESIGNATION OF SERIES A PREFERRED STOCK. Of the Ten Thousand (10,000) shares of Preferred Stock of Mera Pharmaceuticals, Inc. (the "COMPANY") that are authorized, Two Thousand Four Hundred (2,400) shares shall be designated Series A Preferred Stock.

           RIGHTS, PREFERENCES AND PRIVILEGES. The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the Series A Preferred Stock are as follows

           1. DEFINITIONS. For purposes of this designation, the following definitions shall apply:

           "AVAILABLE FUNDS AND ASSETS" shall have the meaning given in Section 3(a).

           "BOARD" shall mean the Board of Directors of the Company.

           "COMMON STOCK" shall mean the Common Stock, $0.0001 par value, of the Company.

           "COMMON STOCK DIVIDEND" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

           "COMPANY" shall mean Mera Pharmaceuticals, Inc.

           "PUBLIC OFFERING" shall have the meaning given in Section 5(b).

           "PREFERRED STOCK" shall mean the Preferred Stock authorized by the Company's Certificate of Incorporation, including the Series A Preferred Stock.

           "SERIES A CASH DIVIDEND RATE" shall mean five percent (5%) per annum, or $31.25 per share of Series A Preferred Stock per annum.


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           "SERIES A CONVERSION PRICE" shall mean $0.06 per share.

           "SERIES A ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series A Preferred Stock is issued by the Company.

           "SERIES A ORIGINAL ISSUE PRICE" shall mean $625.00 per share for the Series A Preferred Stock.

           "SERIES A PREFERRED STOCK" shall mean the Series A Preferred Stock, $0.0001 par value, of the Company.

           "SERIES A PREFERRED STOCK DIVIDEND RATE" shall mean a dividend declared and paid on the Series A Preferred Stock that is payable in shares of Common Stock at a rate of one (1) share for each $0.06 of dividend payable.

           2. DIVIDEND RIGHTS.

           (A) DIVIDEND PREFERENCE OF SERIES A PREFERRED STOCK. In each calendar year, the holders of the then outstanding Series A Preferred Stock shall be entitled to receive dividends out of any funds and assets of the Company legally available therefor, prior and in preference to any declaration or payment of any dividend (in cash or in Common Stock of the Company) on the Common Stock of the Company, at the rate of 5% of the Series A Original Issue Price as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (each a "RECAPITALIZATION EVENT") per share per annum, payable in cash (at the Series A Cash Dividend Rate) or in Common Stock of the Company (at the Series A Stock Dividend Rate), as determined by the Board. Such dividends shall accrue on each share from the Series A Original Issue Date, and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that, except as provided below, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid the deficiency shall first be fully paid before any dividend or other distribution shall be declared and set apart for the Common Stock. Any accumulation of dividends on the Series A Preferred Stock shall not bear any interest.

           (B) NON-CASH DISTRIBUTIONS. In the event the Company shall declare a distribution (other than any distribution described in Section 3 below) payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Stock were the holders of the number of shares of Common Stock of the Company into which their respective shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution. Whenever a dividend shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

           (C) PAYMENT ON CONVERSION. Cumulative dividends with respect to a share of Series A Preferred Stock which are accrued, payable and/or in arrears shall, upon conversion of such share to Common Stock, subject to the rights of any series of Preferred Stock which may from time to time come into existence, be paid to the extent assets are legally available thereof and any amounts for which assets are not legally available shall be paid promptly as assets become legally available thereof; any partial payment will be made pro rata among the holders of such shares.

           3. LIQUIDATION RIGHTS.

           (A) DISTRIBUTIONS UPON LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "AVAILABLE FUNDS AND ASSETS") shall be distributed to shareholders in the following manner:

               (i) PREFERENCE. The holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any Available Funds and Assets to the holders of the Common Stock by reason of their ownership thereof, the amount of the Series A Original Issue Price (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued but unpaid dividends on such shares for each share of Series A Preferred Stock then held by them; provided that, if upon the occurrence of such


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event the Available Funds and Assets to be distributed among the holders of the
Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire amount of Available Funds and Assets shall be distributed ratably to the holders of Series A Preferred Stock until the entire amount of the liquidation preference described herein shall have been received by such holders, with any remainder then distributed ratably to the holders of the Common Stock.

               (ii) REMAINING ASSETS. After payment has been made to the holders of Series A Preferred Stock pursuant to Section 3(a)(i) above, any remaining assets including funds legally available for distribution hereunder shall be distributed ratably among the holders of Common Stock based on the number of shares of Common Stock held by each.

           (B) MERGER, CONSOLIDATION OR SALE OF ASSETS. For purposes of this
Section 3, each of the following shall be deemed a liquidation, dissolution or winding up of the Company: (a) a consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger (other than a merger with a publicly traded company in the circumstance described in Section 5(b)(i)(C)), or (b) a sale of all or substantially all of the assets of the Company.

           (C) NON-CASH CONSIDERATION. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

                     (i) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

                               (A) if the securities are then traded on a
                     national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the daily closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

                               (B) if actively traded over-the-counter, then the
                     value shall be deemed to be the average of the daily closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

                               (C) if there is no active public market, then the
                     value shall be the fair market value thereof, as determined in good faith by the Board.

                     (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (i)(A), (B) or (C) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.


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           4. VOTING RIGHTS.

           (A) COMMON STOCK. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

           (B) SERIES A PREFERRED STOCK. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock are convertible pursuant to the provisions of Section 5 below at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, the date that such vote is taken or the date that any written consent of shareholders giving effect to such action is first solicited.

           (C) GENERAL. Subject to the foregoing provisions of this Section 4, each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock on an as converted basis, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

           (D) CUMULATIVE VOTING. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the corporation is subject to Section 2115(b) of the California General Corporation Law ("CGCL"). During such time or times as the Company is subject to Section 2115(b) of the CGCL, the Holders of Series A Preferred Stock and Common Stock entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (a) the names of such candidate or candidates have been placed in nomination prior to the voting and (b) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

           5. CONVERSION RIGHTS. The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

           (A)       OPTIONAL CONVERSION.

                     (i) At the option of the holder thereof, each share of Series A Preferred Stock shall be convertible at any time or from time to time into fully paid and nonassessable shares of Common Stock as provided in Section 5(a)(ii) below.


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                     (ii) Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

           (B)       AUTOMATIC CONVERSION.

                     (i) AUTOMATIC CONVERSION EVENT. Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided in Section 5(b)(ii) below: (A) at the time that the closing bid price of the Common Stock is equal to or greater than fifteen cents ($0.15) per share for ten (10) consecutive trading days; (B) immediately prior to the closing of an underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company and/or any selling shareholders in which the offering price per share is at least $0.15 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and the aggregate proceeds (before deduction for underwriters' discounts and expenses relating to the issuance, including without limitation legal fees of the Company's counsel) are at least $10,000,000 (a "PUBLIC OFFERING"); or (C) upon a merger which results in the shareholders of the Company immediately prior to the merger holding less than a majority of the stock of the surviving corporation after such merger and in which all holders of Common Stock of the Company receive stock of the surviving corporation which is publicly traded at the time of such merger.

                     (ii) EFFECT OF AUTOMATIC CONVERSION. Upon the occurrence of any event specified in subparagraph 5(b)(i)(A),
(B) or (C) above, the outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

           (C) CONVERSION PRICE. Each share of Series A Preferred Stock shall be convertible in accordance with subsection 5(a) or subsection 5(b) above into the number of shares of Common Stock which results from dividing the Series A Original Issue Price by the Series A Conversion Price. The Series A Conversion Price shall be subject to adjustment from time to time as provided below.


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           (D) ADJUSTMENT UPON COMMON STOCK EVENT. Upon the happening of a
Common Stock Event (as hereinafter defined) after the Series A Original Issue Date, the Series A Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Series A Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (A) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (B) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for the Series A Preferred Stock. The Conversion Price for Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "COMMON STOCK EVENT" shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

           (E) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If at any time or from time to time after the Series A Original Issue Date, the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

           (F) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Series A Original Issue Date, the Common Stock issuable upon the conversion of such Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (OTHER THAN by a Common Stock Event or a stock dividend, subdivision, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

           (G) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price for Series A Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer, or other officer, as applicable, to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Company's books.


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           (H) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

           (I) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

           (J) NOTICES. Any notice required by the provisions of this Section 5 to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

           (K) NO IMPAIRMENT. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

           6. REDEMPTION RIGHTS.

           (A) REDEMPTION DATE AND PRICE. Subject to the rights of any series of Preferred Stock which may from time to time come into existence, the Company shall redeem, from any source of funds legally available thereof, the Series A Preferred Stock in twelve quarterly installments beginning on January 31, 2010, and continuing thereafter on each April 30, July 31, October 31 and January 31 (each a "REDEMPTION DATE") until October 31, 2015, whereupon the remaining Series A Preferred Stock outstanding shall be redeemed. The Company shall effect such redemptions on the applicable Redemption Dates by paying in cash in exchange for the shares of Series A Preferred Stock to be redeemed a sum equal to the Series A Original Price (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued but unpaid dividends on such shares (the "REDEMPTION PRICE").

           (B) NUMBER OF SHARES. The number of shares of Series A Preferred Stock that the Company shall be required under this Section 6 to redeem on any one Redemption Date shall be equal to the amount determined by dividing: (i) the aggregate number of shares of such series outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption effected pursuant to this Section 6 shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares of such series then held by such holders.


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           (C) PROCEDURE. At least fifteen (15) but no more than thirty (30)
days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, such holder's certificate or certificates representing the share to be redeemed (the "REDEMPTION NOTICE"). Except as provided in Section 6(d) on or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

           (D) EFFECT OF REDEMPTION; INSUFFICIENT FUNDS. From and after a Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice relating to such Redemption Date (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of any series of Preferred Stock which may from time to time come into existence, if the funds of the Company legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to their shares of Series A Preferred Stock which are subject to redemption on such Redemption Date. The shares of Series A Preferred Stock not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein. Subject to the rights of any series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obliged to redeem on any Redemption Date but which it has not redeemed.

           7. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Company not expressly provided for to the contrary herein shall be vested with the Common Stock.

           8. RESTRICTIONS AND LIMITATIONS. So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the approval, by vote or written consent, of the holders of a majority of such Series A Preferred Stock then outstanding, voting as a single class:


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           (a) amend its Certificate of Incorporation in any manner that would alter or change any of the rights, preferences, privileges or restrictions of such Series A Preferred Stock;

           (b) amend its Certificate of Incorporation in any other manner that would materially and adversely affect the rights, preferences and privileges of such Series A Preferred Stock;

           (c) reclassify any outstanding shares of securities of the Company into shares having rights, preferences or privileges as to dividends or liquidation preferences senior to Series A Preferred Stock;

           (d) authorize, create or issue any other stock having rights or preferences senior to Series A Preferred Stock as to dividend rights or liquidation preferences.


           IN WITNESS WHEREOF, Mera Pharmaceuticals, Inc. has caused this Certificate to be signed by Daniel P. Beharry, its Secretary, this 3rd day of December, 2002.


                                               MERA PHARMACEUTICALS, INC.

                                               By: /S/DANIEL P. BEHARRY
                                                   --------------------
                                                   Daniel P. Beharry, Secretary



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